                                  EXHIBIT 21.1
                                  SUBSIDIARIES

The following are subsidiaries of PMR Corporation and their state of incorporation or organization.

Name                                                           State
----                                                           -----
Neuroscience Pharmaceutical Network, Inc.                      Delaware
Twin Town Corporation                                          California
Psychiatric Management Resources, Inc.                         California
Collaborative Care, Inc.                                       California
Collaborative Care Corporation                                 Tennessee
Business Office Solutions Corporation                          Delaware
Stadt Solutions, LLC                                           Delaware
  (PMR Corporation owns a 50.1% interest in Stadt
  Solutions, LLC)



                                       1.